Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2017 REVENUES

OF $96.7 MILLION, PRE-TAX INCOME OF $47.2 MILLION AND

DILUTED EPS OF $0.90

Third Quarter Financial Highlights*

•	Revenues of $96.7 million, up 7.1%

•	Pre-tax income of $47.2 million, up 1.9%

•	Diluted EPS of $0.90, up 9.8% from $0.82

•	Trading volume of $346.8 billion, up 7.6%

*	All comparisons versus third quarter 2016.

NEW YORK, October 25, 2017 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2017.

“Revenue and profitability held up well in the third quarter in spite of the continued low volatility and low yield environment,” said Richard M. McVey, Chairman and CEO of MarketAxess. “We are especially encouraged by the growth in our international business, led by emerging markets trading. We continue to increase our investment in technology solutions for our clients to help them meet their regulatory requirements and expand their trading opportunities.”

Third Quarter Results

Total revenues for the third quarter of 2017 increased 7.1% to $96.7 million, compared to $90.3 million for the third quarter of 2016. Pre-tax income was $47.2 million, compared to $46.4 million for the third quarter of 2016, an increase of 1.9%. Pre-tax margin was 48.8%, compared to 51.3% for the third quarter of 2016. Net income totaled $34.1 million, or $0.90 per share on a diluted basis, compared to $30.9 million, or $0.82 per share, for the third quarter of 2016.

Commission revenue for the third quarter of 2017 increased 5.9% to $86.3 million, compared to $81.5 million for the third quarter of 2016. Variable transaction fees increased 1.9% to $65.9 million on total trading volume of $346.8 billion for the third quarter of 2017, compared to variable transaction fees of $64.7 million on total trading volume of $322.1 billion for the third quarter of 2016. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.2% for the third quarter of 2017, compared to an estimated 16.0% for the third quarter of 2016.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased to $10.4 million, compared to $8.8 million for the third quarter of 2016. The increase in all other revenue was principally due to higher information and post-trade services revenue of $1.1 million and an increase in investment income of $0.4 million.

Total expenses for the third quarter of 2017 increased 12.7% to $49.5 million, compared to $43.9 million for the third quarter of 2016. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $1.7 million, professional and consulting costs of $1.2 million, technology and communication costs of $0.8 million, general and administrative costs of $0.7 million and occupancy costs of $0.6 million.

The effective tax rate for the third quarter of 2017 was 27.7%, compared to 33.3% for the third quarter of 2016. The third quarter 2017 income tax provision includes excess tax benefits of approximately $3.8 million relating to a new standard for share-based compensation accounting adopted effective January 1, 2017.

Employee headcount was 427 as of September 30, 2017, compared to 383 as of December 31, 2016 and 369 as of September 30, 2016.

Dividend

The Company’s board of directors declared a cash dividend to $0.33 per share of common stock outstanding, to be paid on November 22, 2017 to stockholders of record as of the close of business on November 8, 2017.

Share Repurchases

A total of 63,500 shares were repurchased in the third quarter of 2017 at a cost of $12.2 million. In September 2017, the existing share repurchase plan was terminated and the Board of Directors authorized a new share repurchase program for up to $100 million commencing in October 2017.

Balance Sheet Data

As of September 30, 2017, total assets were $562.3 million and included $376.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2017 was $510.9 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 25, 2017, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 99248504. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,300 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$86,270	$81,456	$267,307	$246,788
Information and post-trade services	8,372	7,322	24,460	23,687
Investment income	964	534	2,551	1,469
Other	1,095	959	3,588	3,539

Total revenues	96,701	90,271	297,906	275,483

Expenses
Employee compensation and benefits	25,595	23,914	78,417	74,256
Depreciation and amortization	4,583	4,325	14,066	13,546
Technology and communications	5,035	4,245	14,442	12,826
Professional and consulting fees	5,547	4,342	13,912	12,449
Occupancy	1,795	1,220	4,621	3,606
Marketing and advertising	2,089	2,140	6,757	5,742
Clearing costs	1,476	1,035	4,320	4,754
General and administrative	3,364	2,696	8,974	7,029

Total expenses	49,484	43,917	145,509	134,208

Income before income taxes	47,217	46,354	152,397	141,275
Provision for income taxes	13,087	15,436	37,781	48,268

Net income	$34,130	$30,918	$114,616	$93,007

Per Share Data:
Net income per common share
Basic	$0.93	$0.84	$3.11	$2.52
Diluted	$0.90	$0.82	$3.01	$2.46

Cash dividends declared per common share	$0.33	$0.26	$0.99	$0.78

Weighted-average common shares:
Basic	36,865	36,889	36,856	36,847
Diluted	38,019	37,792	38,069	37,738

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$34,020	$33,765	$102,411	$101,104
Other credit [1]	31,381	30,181	110,221	94,928
Liquid products [2]	545	798	1,746	2,096

Total transaction fees	65,946	64,744	214,378	198,128

Distribution Fees
U.S. high-grade	16,305	15,077	47,985	43,598
Other credit[1]	3,844	1,466	4,506	4,437
Liquid products[2,3]	175	169	438	625

Total distribution fees	20,324	16,712	52,929	48,660

Total commissions	$86,270	$81,456	$267,307	$246,788

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$174	$195	$168	$191
U.S. high-grade—floating-rate	67	38	62	37
Total U.S. high-grade	169	189	164	185
Other credit	235	246	252	256
Liquid products	45	38	43	39
Total	190	201	194	204

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	September 30, 2017	December 31, 2016
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$138,992	$168,243
Investments, at fair value	237,221	194,404
Accounts receivable, net	63,027	50,668
All other assets	123,107	114,727

Total assets	$562,347	$528,042

Liabilities and stockholders’ equity
Total liabilities	$51,439	$60,029
Total stockholders’ equity	510,908	468,013

Total liabilities and stockholders’ equity	$562,347	$528,042

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$34,130	$30,918	$114,616	$93,007
Add back:
Interest expense	—	—	—	—
Provision for income taxes	13,087	15,436	37,781	48,268
Depreciation and amortization	4,583	4,325	14,066	13,546

Earnings before interest, taxes, depreciation and amortization	$51,800	$50,679	$166,463	$154,821

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$52,465	$52,643	$121,583	$23,974
Add back:
Net (sales) purchases of corporate debt trading investments	(8,449)	2,139	(8,338)	74,535
Excess tax benefits from share-based compensation previously recorded under financing activities	—	593	—	9,166
Less:
Purchases of furniture, equipment and leasehold improvements	(1,468)	(850)	(7,245)	(4,754)
Capitalization of software development costs	(3,427)	(2,916)	(10,094)	(9,058)

Free cash flow	$39,121	$51,609	$95,906	$93,863

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$192,092	$172,006	$599,783	$525,331
U.S. high-grade—floating-rate	8,734	6,442	24,024	20,169

Total U.S. high-grade	200,826	178,448	623,807	545,500
Other credit	133,757	122,821	438,055	370,963
Liquid products	12,189	20,880	40,840	53,982

Total	$346,772	$322,149	$1,102,702	$970,445

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,188	$2,788	$3,318	$2,886
Other credit	2,116	1,912	2,327	1,960
Liquid products	193	326	217	286

Total	$5,497	$5,026	$5,862	$5,132

Number of U.S. Trading Days [1]	63	64	188	189
Number of U.K. Trading Days [2]	64	65	189	190

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.